VALHI REPORTS FIRST QUARTER 2010 RESULTS

DALLAS, TEXAS . . May 6, 2010.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $13.6 million, or $.10 per diluted share, in the first quarter of 2010 as compared to a net loss of $20.0 million, or $.18 per diluted share, in the first quarter of 2009. The Company reported net income attributable to Valhi stockholders in 2010 primarily due to an income tax benefit recognized during the quarter discussed below.

The Chemicals Segment’s net sales increased by $71.7 million in the first quarter of 2010 over the first quarter of 2009 primarily due to higher sales volumes resulting from higher demand, primarily in European and export markets, as well as the favorable effect of currency exchange rates, which increased net sales by approximately $10 million. These increases were offset by lower average selling prices.  While the Chemicals Segment’s average selling prices were 1% lower in the first quarter of 2010 as compared to the first quarter of 2009, the Chemicals Segment’s average selling prices at the end of the first quarter of 2010 were 1% higher than at the end of 2009, continuing the improvement in selling prices that began in the second half of 2009.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment’s operating income for the first quarter of 2010 was $22.6 million compared with a $25.5 million operating loss in the first quarter of 2009.  The Chemicals Segment’s first quarter operating income increased significantly due to higher sales volumes and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the negative effects of lower TiO2 selling prices and the unfavorable effects of fluctuations in currency exchange rates, which decreased the Chemicals Segment’s operating income by approximately $8 million.  The Chemicals Segment’s TiO2 production volumes were 94% higher in the first quarter of 2010 as compared to the first quarter of 2009.  Having implemented temporary plant curtailments in the first half of 2009 in order to reduce the Chemicals Segment’s finished goods inventories to an appropriate level, the Chemicals Segment’s operating rates were at approximately 50% of capacity for the first quarter of 2009 as compared to operating rates at near full capacity for the first quarter of 2010.  Such temporary plant curtailments resulted in approximately $50 million of unabsorbed fixed production costs which were charged directly to cost of sales in the first quarter of 2009.  Finished goods inventories at March 31, 2010, which represented approximately 2 months of average sales, were lower compared to March 31, 2009

The Component Products Segment’s net sales increased by $4.3 million in the first quarter of 2010 over the same quarter of 2009 primarily due to increased order rates from its customers resulting from improving economic conditions in North America. The Component Products Segment’s operating income was $1.7 million in the first quarter of 2010 compared to an operating loss of $1.0 million in the same period of 2009. The improvement in operating income was primarily due to improved coverage of overhead and fixed manufacturing costs from higher sales volumes and the related efficiency gains from the increase in utilization of capacity.  In the first quarter of 2010, our Component Products Segment recorded $1.6 million of patent litigation expenses.

The Waste Management Segment’s sales increased in the first quarter 2010 compared to the same period in 2009 primarily due to revenue associated with the disposal of certain hazardous waste which had previously been stored at the Waste Management’s facility.   The Waste Management Segments’ operating loss increased primarily due to contract termination expense of $1.1 million related to an agreement to terminate a disposal contract with a former customer.  The Waste Management Segment is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase its waste management sales and decrease its waste management operating loss.  In this regard, in January 2009, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license was signed in September 2009.  Construction of the LLRW site is expected to commence in mid-2010, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in early 2011.

Litigation settlement expense in the first quarter of 2010 of $32.2 million ($.15 per diluted share net of taxes and noncontrolling interest) million relates to the settlement of certain legal proceedings of NL in April 2010. Litigation settlement gains in 2009 include a first quarter gain of $11.9 million ($.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and is related to legal costs we had previously incurred.  The $6.4 million gain ($.04 per diluted share, net of income taxes) in the first quarter of 2009 on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to Amalgamated Sugar Company LLC.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in the first quarter of 2010 relates to the litigation settlement referred to above. These insurance recoveries (net of tax and noncontrolling interest) aggregated $.09 per diluted share in the first quarter of 2010.

General corporate expenses were lower in 2010 as compared to 2009 due to lower defined benefit pension and postretirement benefit expense and lower incentive compensation expense which included certain incentive compensation paid in connection with the sale of our research and development business in the first quarter of 2009.  These decreases were partially offset by higher litigation related costs at NL.  Interest expense was higher in the first quarter of 2010 primarily due higher average debt balances and higher interest rates on our Chemicals Segment’s European credit facility offset somewhat by lower average interest rates at our Component Products Segment.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2009 and 2010.  The Company’s income tax benefit in the first quarter of 2010 includes a $35.2 million benefit ($.21 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit related to our Chemicals Segment’s for a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate net operating loss carryforwards.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”)operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2in advance of anticipated price decreases;

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the TCEQ of license conditions of WCS’s low-level radioactive waste disposal license);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and CompX’s patent litigation);
•	Uncertainties associated with the development of new product features;
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended March 31,
	2009	2010
	(unaudited)
Net sales
Chemicals	$248.0	$319.7
Component products	28.5	32.8
Waste management	.8	4.3

Total net sales	$277.3	$356.8

Operating income (loss)
Chemicals	$(25.5)	$22.6
Component products	(1.0)	1.7
Waste management	(6.5)	(6.7)

Total operating income (loss)	(33.0)	17.6

Equity in income (loss) of investee	(.7)	.1

General corporate items, net:
Securities earnings	6.4	6.5
Insurance recoveries	.7	18.2
Litigation settlement gain (expense)	11.9	(32.2)
Gain on sale of business	6.4	-
General expenses, net	(8.3)	(7.7)
Interest expense	(16.0)	(17.4)

Loss before income taxes	(32.6)	(14.9)

Income tax benefit	(9.2)	(30.0)

Net income (loss)	(23.4)	15.1

Noncontrolling interest in net income (loss) of subsidiaries	(3.4)	1.5

Net income (loss) attributable to Valhi stockholders	$(20.0)	$13.6

Basic and diluted net income (loss) attributable to Valhi stockholders per share	$(.18)	$.10

Basic and diluted weighted average shares Outstanding	114.3	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

Three months ended March 31, 2010 vs. 2009
(unaudited)

Percent change in net sales:
TiO2 product pricing	(1)%
TiO2 sales volumes	26
TiO2 product mix	-
Changes in currency exchange rates	4

Total	29%